EXHIBIT 99.2

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION — CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

Reconciliation of GAAP Consolidated Statement of Operations to Adjusted Statement of Operations:

	Three Months Ended		Three Months Ended
		Restructuring
	July 31,	And Other	July 31,
	2004 - As Reported	Charges (1)	2004 - Adjusted
NET SALES	$55,330	$—	$55,330
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	46,488	(950)	47,438

Gross margin	8,842	950	7,892
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	33,646	9,052	24,594
DEPRECIATION AND AMORTIZATION	3,687	117	3,570

Operating loss	(28,491)	(8,219)	(20,272)
INTEREST EXPENSE, net	1,953	—	1,953

Loss before income taxes	(30,444)	(8,219)	(22,225)
INCOME TAX PROVISION	—	—	—

Net loss	$(30,444)	$(8,219)	$(22,225)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(1.14)	$(0.31)	$(0.83)

Weighted average shares outstanding - basic and diluted	26,698	—	26,698

(1)	Includes $8.2 million related primarily to lease termination costs and asset write-offs related to previously announced store closings and other restructuring costs.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION — CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

Reconciliation of GAAP Consolidated Statement of Operations to Adjusted Statement of Operations

	Year To Date		Year To Date
	Period Ended		Period Ended
		Restructuring
	July 31,	And Other	July 31,
	2004 - As Reported	Charges (1)	2004 - Adjusted
NET SALES	$153,081	$20,778	$132,303
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	124,821	19,584	105,237

Gross margin	28,260	1,194	27,066
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	61,755	12,306	49,449
DEPRECIATION AND AMORTIZATION	19,044	11,285	7,759

Operating loss	(52,539)	(22,397)	(30,142)
INTEREST EXPENSE, net	4,697	—	4,697

Loss before income taxes	(57,236)	(22,397)	(34,839)
INCOME TAX PROVISION	—	—	—

Net loss	$(57,236)	$(22,397)	$(34,839)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(2.42)	$(0.95)	$(1.47)

Weighted average shares outstanding - basic and diluted	23,693	—	23,693

(1)	Includes $22.4 million related primarily to the transfer of inventory to an independent liquidator in conjunction with the previously announced closing of approximately 111 stores, lease termination costs, accelerated depreciation, and asset write-offs related to store closings, and other restructuring costs.